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    EXHIBIT 99.1 - Conectisys Corporation Amended Non-Qualified Stock Option
                              and Stock Bonus Plan

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ARTICLE 1 - General Provisions

1.1 Purpose. The purpose of the Conectisys Corporation Amended Non-Qualified Stock and Stock Bonus Plan shall be to compensate independent consultants (the "Participants") of Conectisys Corporation (the "Company") and its subsidiaries, if any, by way of granting non-qualified stock options ("Stock Options"). The Options to be granted under the Plan are not intended to be qualified pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Stock Options to be granted are intended to be "non-qualified stock options" as described in Sections 83 and 421 of the Code. Furthermore, under the Plan, the terms "parent" and "subsidiary" shall have the same meaning as set forth in Subsections (e) and (f) of Section 425 of the Code unless the context herein clearly indicates to the contrary.

1.2 General. The terms and provisions of this Article I shall be applicable to Stock Options and stock bonuses unless the context herein clearly indicates to the contrary.

1.3 Administration of the Plan. The Plan shall be administered by the Stock Option Committee (the "Committee") appointed by the Board of Directors (the "Board") of the Company and consisting of not less than three members from the Board. The members of the Committee shall serve at the pleasure of the Board. The Committee shall have the power where consistent with the general purpose and intent of the Plan to (i) modify the requirements of the Plan to conform with the law or to meet special circumstances not anticipated or covered in the Plan,
(ii) suspend or discontinue the Plan, (iii) establish policies and (iv) adopt rules and regulations and prescribe forms for carrying out the purposes and provisions of the Plan including the form of any "stock option agreements" ("Stock Option Agreements"). Unless otherwise provided in the Plan, the Committee shall have the authority to interpret and construe the Plan, and determine all questions arising under the Plan and any agreement made pursuant to the Plan. Any interpretation, decision or determination made by the Committee shall be final, binding and conclusive. A majority of the Committee shall constitute a quorum, and an act of the majority of the members present at any meeting at which a quorum is present shall be the act of the Committee.

1.4 Shares Subject to the Plan. Shares of stock ("Stock") covered by Stock Options and stock bonuses shall consist of 1,000,000 shares of the Common Stock, $.001 par value, of the Company. Either authorized and unissued shares or treasury shares may be delivered pursuant to the Plan. If any Option for shares of Stock, granted to a Participant lapses, or is otherwise terminated, the Committee may grant Stock Options, SARs or ISO Options for such shares of Stock to other Participants.

1.5 Participation in the Plan. The Committee shall determine from time to time those Participants who are to be granted Stock Options and stock bonuses and the number of shares of Stock covered thereby. Directors, officers and Consultant/Employees of the Company or of a subsidiary shall not be eligible to participate in the Plan.

1.6 Determination of Fair Market Value. As used in the Plan, "fair market value" shall mean on any particular day (i) if the Stock is listed or admitted for trading on any national securities exchange or the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, the last sale price, or if no sale occurred, the mean between the closing high bid and low asked quotations, for such day of the Stock on the principal securities exchange on which shares of Stock are listed, (ii) if Stock is not traded on any national securities exchange but is quoted on the National Association of Securities Dealers, Inc., Automated Quotation System, or any similar system of automated dissemination of quotations or securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Stock on such system, (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for shares of the Stock on at least five (5) of the ten (10) preceding days, (iv) in lieu of the above, if actual transactions in the shares of Stock are reported on a consolidated transaction reporting system, the last sale price of the shares of Stock on such system or,
(v) if none of the conditions set forth above is met, the fair market value of shares of Stock as determined by the Board. Provided, for purposes

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of determining "fair market value" of the Common Stock of the Company, such value shall be determined without regard to any restriction other than a restriction which will never lapse.

1.7 Adjustments Upon Changes in Capitalization. The aggregate number of shares of Stock under Stock Options and stock bonuses granted under the Plan, and the total number of shares of Stock which may be purchased by a Participant on exercise of a Stock Option and an ISO Option shall be approximately adjusted by the Committee to reflect any recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction involving the Company except that a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or the resulting corporation, shall cause the Plan and any Stock Option granted thereunder, to terminate upon the effective date of such dissolution, liquidation, merger or consolidation. Provided, that for the purposes of this Section 1.7, if any merger, consolidation or combination occurs in which the Company is not the surviving corporation and is the result of a mere change in the identity, form or place of organization of the Company accomplished in accordance with Section 368(a)(1)(F) of the Code, then, such event will not cause a termination.

1.8 Amendment and Termination of the Plan. The Plan shall terminate at midnight, January 31, 2003, but prior thereto may be altered, changed, modified, amended or terminated by written amendment approved by the Board. Provided, that no action of the Board may, without the approval of the shareholders, increase the aggregate number of shares of Stock which may be purchased or granted under the Plan; withdraw the administration of the Plan from the Committee; amend or alter the Option Price, as applicable; or amend the Plan in any manner which would impair the applicability of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, to the Plan. Except as provided in this Article I, no amendment, modification or termination of the Plan shall in any manner adversely affect any Stock Option or stock bonus theretofore granted under the Plan without the consent of the affected Participant.

1.9 Effective Date. The Amended Plan shall be effective September 11, 2000.

1.10 Securities Law Requirements. The Company shall have no liability to issue any Stock hereunder unless the issuance of such shares would comply with any applicable federal or state securities laws or any other applicable law or regulations thereunder.

1.11 Separate Certificates. Separate certificates representing the Common Stock of the Company to be delivered to a Participant upon the exercise of any Stock Option will be issued to such Participant.

1.12 Payment for Stock; Receipt of Stock or Cash in Lieu of Payment.

(a) Payment for Stock. Payment for shares of Stock purchased under this Plan shall be made in full and in cash or check made payable to the Company. Provided, payment for shares of Stock purchased under this Plan may also be made in Common Stock of the Company or a combination of cash and Common Stock of the Company in the event that the purchase of shares is pursuant to the exercise of rights under an Option which is exercisable on the date of exercise of the Option. In the event that Common Stock of the Company is utilized in consideration for the purchase of Stock upon the exercise of a Stock Option, then, such Common Stock shall be valued at the "fair market value" as defined in
Section 1.6 of the Plan.

1.13 Incurrence of Disability and Retirement. A Participant shall be deemed to have terminated consulting services and incurred a disability ("Disability") if such Participant suffers a physical or mental condition, which, in the judgment of the Committee, totally and permanently prevents a Participant from engaging in any substantial gainful consulting services with the Company or a subsidiary.

1.14 Stock Options Granted Separately. Since the Committee is authorized to grant Stock Options to Participants, the grant thereof and Stock Option Agreements relating thereto will be made separately and totally independent of each other. Except as it relates to the total number of shares of Stock, which may be

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issued under the Plan, the grant, or exercise of a Stock Option shall in no manner affect the grant and exercise of any other Stock Options.

1.15 Grants of Options and Stock Option Agreement. Each Stock Option granted under this Plan shall be evidenced by the minutes of a meeting of the Committee or by the written consent of the Committee and by a written Stock Option Agreement effective on the date of grant and executed by the Company and the Participant. Each Option granted hereunder shall contain such terms, restrictions and conditions as the Committee may determine, which terms, restrictions and conditions may or may not be the same in each case.

1.16 Use of Proceeds. The proceeds received by the Company from the sale of Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

1.17 Non-Transferability of Options. Except as otherwise herein provided, any Option granted shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Participant, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

1.18 Additional Documents on Death of Participant. No transfer of an Option by the Participant by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice and an unauthenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the successor to the Option of the terms and conditions of such Option.

1.19 Changes in Employment. So long as the Participant shall continue to be a consultant of the Company or any one of its subsidiaries, any Option granted to him shall not be affected by any change of duties or position. Nothing in the Plan or in any Stock Option Agreement which relates to the Plan shall confer upon any Participant any right to continue as a consultant of the Company or of any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries to terminate his consulting arrangement at any time.

1.20 Shareholder Rights. No Participant shall have a right as a shareholder with respect to any shares of Stock subject to an Option prior to the purchase of such shares of Stock by exercise of the Option.

1.21 Right to Exercise Upon Company Ceasing to Exist. Where dissolution or liquidation of the Company or any merger consolidation or combination in which the Company is not the surviving corporation occurs, the Participant shall have the right immediately prior to such dissolution, liquidation, merger, consolidation or combination, as the case may be, to exercise, in whole or in part, his then remaining Options whether or not then exercisable, but limited to that number of shares that can be acquired without causing the Participant to have an "excess parachute payment" as determined under Section 280G of the Code determined by taking into account all of Participant's "parachute payments" determined under Section 280G of the Code. Provided, the foregoing notwithstanding, after the Participant has been afforded the opportunity to exercise his then remaining Options as provided in this Section 1.21, and to the extent such Options are not timely exercised as provided in this Section 1.21, then, the terms and provisions of this Plan and any Stock Option Agreement will thereafter continue in effect, and the Participant will be entitled to exercise any such remaining and unexercised Options in accordance with the terms and provisions of this Plan and such Stock Option Agreement as such Options thereafter become exercisable. Provided further, that for the purposes of this
Section 1.21, if any merger, consolidation or combination occurs in which the Company is not the surviving corporation and is the result of a mere change in the identity, form, or place of organization of the Company accomplished in accordance with Section 368(a)(1)(F) of the Code, then,

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such event shall not cause an acceleration of the exercisability of any such
Options granted hereunder.

1.22 Assumption of Outstanding Options. To the extent permitted by the then applicable provisions of the Code, any successor to the Company succeeding to, or assigned the business of, the Company as the result of or in connection with a corporate merger, consolidation, combination, reorganization or liquidation transaction shall assume Options outstanding under the Plan or issue new Options in place of outstanding Options under the Plan.

ARTICLE II - Terms of Stock Options and Exercise

2.1 General Terms.

(a) Grant and Terms for Stock Options. Stock Options shall be granted by the Committee on the following terms and conditions: Stock Options shall be exercisable within six months from the date of grant (except as specifically provided in Subsection 2.l(c) hereof, with regard to the death or Disability of a Participant), nor more than five (5) years after the date of grant. Subject to such limitation, the Committee shall have the discretion to fix the period (the "Option Period") during which any Stock Option may be exercised. Stock Options granted shall not be transferable except by will or by the laws of descent and distribution, Stock Options shall be exercisable only by the Participant while actively employed a consultant by the Company or a subsidiary, except that (i) any such Stock Option granted and which is otherwise exercisable, may be exercised by the personal representative of a deceased Participant within 12 months after the death of such Participant (but not beyond the Option Period of such Stock Option), (ii) Participant terminates his employment as an Consultant/Employee or a consultant with the Company or a subsidiary on account of incurring a Disability, such Participant may exercise any Stock Option which is otherwise exercisable at any time within 12 months of such date of termination. If a Participant should die during the applicable three-month or 12-month period following the date of such Participant's Retirement or termination on account of Disability, the rights of the personal representative of such deceased Participant as such relate to any Stock Options granted to such deceased Participant shall be governed in accordance with Subsection 2.1(a)(i) of this Article II.

(b) Option Price. The option price ("Option Price") for shares of Stock subject to a Stock Option shall be determined by the Committee, but in no event shall the Option Price of an ISO be less than 100% of the "fair market value" of the Stock on the date of grant and in no event shall the Option Price of Stock Options be less than 85% of the "fair market value" of the Stock on the date of grant.

(c) Acceleration of Otherwise Unexercisable Stock Option on Retirement, Death, Disability or Other Special Circumstances. The Committee, in its sole discretion, may permit (i) a Participant who terminates employment as an Consultant/Employee or a consultant due to Retirement, (ii) a Participant who terminates employment as an Consultant/Employee or a consultant due to a Disability, (iii) the personal representative of a deceased Participant, or (iv) any other Participant who terminates employment as an Consultant/Employee or a consultant upon the occurrence of special circumstances (as determined by the Committee) to exercise and purchase (within three months of such date of termination of employment or consulting arrangement, or 12 months in the case of a deceased or disabled Participant; all or any part of the shares subject to Stock Option on the date of the Participant's Retirement, Disability, death, or as the Committee otherwise so determines, notwithstanding that all installments, if any, with respect to such Stock Option, had not accrued on such date. Provided, such discretionary authority of the Committee shall not be exercised with respect to any Stock Option (or portion thereof) if the applicable six-month waiting period for exercise had not expired except in the event of the death or disability of the Participant when the personal representative of the deceased Participant or the disabled Participant may, with the consent of the Committee, exercise such Stock Option notwithstanding the fact that the applicable six-month waiting period had not yet expired.

(d) Number of Stock Options Granted. Participants may be granted more than one Stock Option. In making any such determination, the Committee shall obtain the advice and recommendation of the officers of the

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Company or a subsidiary, which have supervisory authority over such
Participants. The granting of a Stock Option under the Plan shall not affect any outstanding Stock Option previously granted to a Participant under the Plan.

(e) Notice of Exercise Stock Option. Upon exercise of a stock option, a Participant shall give written notice to the Secretary of the Company, or other officer designated by the Committee, at the Company's main office in Dallas, Texas. No Stock shall be issued to any Participant until the Company receives full payment for the Stock purchased, if applicable, and any required state and federal withholding taxes.

CONECTISYS CORPORATION


By: /s/ Robert A. Spigno
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Robert A. Spigno
CEO

Date Plan adopted and approved by the Board of Directors: September 11, 2000